UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

HF FOODS GROUP INC
(Name of Registrant as Specified in Its Charter)

Irrevocable Trust for Raymond Ni

Weihui Kwok

Yuanyuan Wu

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Combined 2022 and 2023 Annual Meeting of Stockholders of the Registrant

The Irrevocable Trust for Raymond Ni, Weihui Kwok and Yuanyuan Wu (collectively, “Raymond Ni,” “we” or “our”) have filed a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Raymond Ni’s slate of director nominees to the Board of Directors (the “Board”) of HF Foods Group Inc., a Delaware corporation (the “Company”), at the Company’s combined 2022 and 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

On May 12, 2023, Raymond Ni determined to withdraw its slate of nominees for election to the Board at the Annual Meeting. We will not be soliciting any proxies in connection with the election of directors at the Annual Meeting. Notwithstanding our withdrawal of director nominees, we intend to monitor the situation at the Company closely and are concerned that the current Board is prioritizing self-preservation over the best interests of stockholders. The Board’s rejection of our nominations, without identifying any specific deficiencies in the nomination notice, has only strengthened our concerns regarding the direction of the Company under its current leadership. As such, we will not hesitate to take any actions that we believe are necessary to protect the best interests of stockholders.